EXHIBIT 10.4

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER THEREOF IN THE EVENT OF A PARTIAL REDEMPTION OR A SURRENDER OF NOTES (AS DEFINED BELOW) OR ACCRETION OF PRINCIPAL (AS DEFINED BELOW).  AS A RESULT, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN OR MORE THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

5% SENIOR SECURED NOTE DUE MARCH 3, 2016

OF

ANTS SOFTWARE INC.

Issuance Date:  March 3, 2011
Original Principal Amount: $2,100,000
Note Register Number:  2016-1

This Note (“Note”) is one of a duly authorized issue of notes of ANTS SOFTWARE INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), designated as the Company's 5% Senior Secured Notes Due March 3, 2016 (“Maturity Date”) in an aggregate original principal amount (when taken together with the original principal amounts of all other Notes) of Eight Million Four Hundred Thousand Dollars ($8,400,000), which may be increased pursuant to the terms thereof (the “Notes”).

For Value Received, the Company hereby promises to pay to the order of SAMC LLC or its registered assigns or successors-in-interest (“Holder”) the principal sum of Two Million, One Hundred Thousand Dollars (U.S. $2,100,000) (the “Original Principal Amount”) together with any Principal Accretion (as defined below) (together, the “Principal Amount”) and all accrued but unpaid interest thereon on the Maturity Date or such earlier date upon acceleration or redemption in accordance with the terms hereof, to the extent such Principal Amount and interest has not been repaid or reduced pursuant to a Surrender of Notes (as defined below), in accordance with the terms hereof.  Interest on the unpaid Principal Amount shall accrue at the rate of 5% per annum from the original date of issuance, March 3, 2011 (the “Issuance Date”), until the same becomes due and payable on the Maturity Date, on any Interest Payment Date (as defined below), or such earlier date upon acceleration or redemption in accordance with the terms hereof. Notwithstanding anything contained herein, this Note shall bear interest on the due and unpaid Principal Amount (as defined below) from and after the occurrence and during the continuance of an Event of Default pursuant to Section 5(a) at the rate (the “Default Rate”) equal to the lower of eighteen (18%) per annum or the highest rate permitted by law.  Accrued interest on this Note shall be paid in cash monthly, on the first day of each calendar month (each such payment date, an “Interest Payment Date”).  Interest on this Note shall accrue daily and shall be computed on the basis of a 360-day year, 30-day months and actual days elapsed.  Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and fees, then to unpaid interest and any remaining amount to principal.

All payments of principal and interest on this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note.  This Note may not be prepaid in whole or in part except as otherwise provided herein.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Purchase Agreement dated on or about the Issuance Date pursuant to which the Notes were originally issued (the “Note Purchase Agreement”). For purposes hereof the following terms shall have the meanings ascribed to them below:

“Bankruptcy Event” means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian, receiver or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Common Shares” means the shares of Common Stock, par value $0.0001 per share, of the Company.

"Eligible Market" means the Principal Market, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, The New York Stock Exchange, Inc., or The NYSE Amex.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exercise Conditions” means that (i) a registration statement is effective and available for resale of the Common Shares of the Company issuable upon exercise of the Series B Warrant not later than six months after the Issuance Date and neither such registration statement nor the prospectus included therein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (ii) the Company is in compliance with all of its covenants, agreements and other obligations under this Note, the Transaction Documents, the Series B Warrants, the Warrant Purchase Agreement and any agreements or instruments delivered by the Company pursuant to such Warrant Purchase Agreement and (iii) the Company has complied with its obligations under Section 3.2 of the Note Purchase Agreement.

"Fundamental Transaction" means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, if the holders of the Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Voting Stock of the Company or such voting securities of such other surviving Person immediately following such transaction, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a securities purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such securities purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Shares or (B) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares.  Notwithstanding the foregoing, solely for the purpose of the foregoing calculations, any director, officer or employee of the Company, acting solely in its capacity as a director, officer or employee of the Company, shall not be deemed to be making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger.

"Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

"Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

"Principal Market" means The OTC Bulletin Board.

"Required Holders" means the holders of Notes representing at 66 2/3% of the aggregate principal amount of the Notes then outstanding.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series B Warrants” means the Series B Warrants of the Company issued pursuant to the Warrant Purchase Agreement.

"Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

“Transaction Documents” shall mean the Note Purchase Agreement, this Note, the Escrow Agreement, the Security Agreement, the Guaranty, the Warrant Purchase Agreement, the Series B Warrants and the Registration Rights Agreement (as defined in the Warrant Purchase Agreement).

“Triggering Event” means (i) the closing sale price per share of the Common Shares on the Principal Market is less than $0.15 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction) on any Business Day; (ii) the suspension or cessation from trading or failure of the shares of Common Stock to be designated for quotation on the Principal Market for a period of three (3) consecutive Business Days or for more than an aggregate of ten (10) Business Days in any 365-day period; (iii) any third party commences any material action, suit or proceeding or otherwise asserts any material claims against the Holder or the Company arising directly or indirectly out of (x) this Note, the Transactions Documents, the Series B Warrants, the Warrant Purchase Agreement or any of the transactions contemplated thereby, (y) the Holder’s status as an owner of this Note, or the Series B Warrant, or (z) the actual, alleged or deemed control or ability to influence the Company or any Subsidiary; (iv) the occurrence or continuance of an Event of Default (whether or not the Holder accelerates repayment of this Note pursuant to Section 5); (v) a registration statement covering the resale of the Common Shares issuable upon exercise of the Series B Warrant has not been declared effective by the SEC by the date that is six months after the Issuance Date (“Registration Deadline”); (vi) following the Registration Deadline, such registration ceases to be effective or is otherwise unavailable for the resale of the Common Shares issuable upon exercise of the Series B Warrants for more than fifteen (15) consecutive days or for more than an aggregate of thirty days (30) days in any 365-day period; or (vii) the occurrence of any Dilutive Issuance (as defined in the Series B Warrant) that results in an adjustment to the number of Common Shares issuable upon exercise of the Series B Warrant of 5,000,000 Common Shares or more.

"Voting Stock" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Warrant Purchase Agreement” means that certain Warrant Purchase Agreement, dated March 3, 2011, by and among the Company and the investors signatory thereto.

The following terms and conditions shall apply to this Note:

Section 1. Guaranty and Security Interest.  This Note shall be guaranteed by Inventa Technologies, Inc. and each of the Company’s other Subsidiaries pursuant to the Guaranty.  This Note and the Company’s obligations hereunder are secured to the extent of and as set forth in the Security Agreement.

Section 2. Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity, if a Person other than the Company (with the Company being deemed to automatically so assume), assumes in writing all of the obligations of the Company under this Note, the other Transaction Documents, the Series B Warrants and the Warrant Purchase Agreement in accordance with the provisions of this Section 2 pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction (which approval shall not be unreasonably withheld), including agreements to deliver to each holder of the Notes in exchange for its Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes and securities of the Successor Entity evidenced by written instruments substantially similar in form and substance to the Series B Warrants.  Upon the occurrence of any Fundamental Transaction, the Successor Entity, if a Person other than the Company (with the Company being deemed to automatically so succeed), shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein.  In addition to and not in substitution for any other rights hereunder, the Holder shall have the right, at its option, to require the Company or its successor to redeem this Note in cash at 120% of the Principal Amount (including accrued but unpaid interest).  The Holder may exercise its rights by sending notice to the Company within ten (10) Business Days following the receipt of the notice of the Fundamental Transaction from the Company.  If Holder does not notify the Company of its election within such ten (10) Business Days, the Holder shall be deemed to have waived its rights under the immediately preceding sentence.  If the Holder elects to cause the redemption of the Note hereunder, then the Company or the Successor Entity shall promptly, but in no event more than ten (10) Business Days after such election, pay the redemption price to the Holder.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events.

Section 3. Series B Warrants.

(a) To the extent that the Holder of this Note exercises Series B Warrants to receive Common Shares, the Holder may pursuant to the respective terms thereof surrender all or a portion of the Principal Amount of this Note to satisfy the exercise price therefor (a “Surrender of Notes”).  In addition, in connection with any In-Kind Make Whole (as defined in the Series B Warrants), the applicable Make Whole Amount shall be added to the outstanding Principal Amount of this Note (a “Principal Accretion”).  The Holder shall not be required to physically surrender this Note upon any Surrender of Notes or Principal Accretion. In lieu of physical surrender of this Note, the Holder shall accurately (i) adjust the grid schedule attached hereto as Schedule 1 to reflect any such Surrender of Notes and/or Principal Accretion or (ii) maintain such other accurate records of the outstanding Principal Amount of this Note satisfactory to the Holder, and promptly provide such adjusted grid schedule or other records to the Company.  The records of the Holder shall be conclusive, final and binding on the Company absent manifest error.

Section 4. Holder Put Right.  At any time on or after the earlier of (i) the second anniversary of the Issuance Date and (ii) the occurrence or continuance of a Triggering Event, the Holder shall have the right (“Put Right”) exercisable by delivering a written notice to the Company (a “Put Notice”) to cause the Company to redeem, in cash, all or any part of the remaining Principal Amount and all accrued but unpaid interest thereon (the “Put Amount”), with such amount to be paid to the Holder by wire transfer of immediately available funds within three (3) Business Days after the date of the Put Notice.  Notwithstanding the foregoing, solely in connection with the Holder’s exercise of its Put Right pursuant to clause (i) of the first sentence of this Section 4, if on the date of the Put Notice the Holder has not exercised the Series B Warrant for cash or by Surrender of Notes for an aggregate number of Common Shares having an aggregate exercise price of at least $350,000, and provided that the Exercise Conditions were satisfied at all times during the period commencing on the Issuance Date and ending on the date of the Put Notice, then the Holder may exercise its Put Right but only with respect to a portion of the outstanding Principal Amount that excludes an amount equal to the difference between (x) $350,000 and (y) the aggregate exercise price for the Common Shares received upon exercise of the Series B Warrant for cash or by Surrender of Notes during such period.  For example, if the Holder delivers a Put Notice to the Company on March 1, 2015, for the entire outstanding Principal Amount of this Note, then, assuming that (A) the outstanding Principal Amount of this Note is $1,975,000, (B) the aggregate exercise price for the Common Shares received upon exercise by the Holder of the Series B Warrant by Surrender of Notes from the Issuance Date through the Date of the Put Notice is $125,000, (C) the Exercise Conditions were continuously satisfied during the period from the Issuance Date through and including March 1, 2015 and (D) the balance of the Holder’s pro rata interest in the Escrow Account (as defined in the Escrow Agreement) is $1,562,500, the Holder may only exercise its Put Right with respect to $1,750,000 ($1,750,000 = $1,975,000 – ($350,000 - $125,000)).  For purposes of this example, the Holder will receive a disbursement of $1,562,500 in cash from the Escrow Account and the Company will pay to the Holder an amount in cash equal to $187,500.

Section 5. Defaults and Remedies.

(a) Events of Default.  An “Event of Default” is:  (i) the suspension or cessation from trading or failure of the Common Shares to be designated for quotation on an Eligible Market for a period of three (3) consecutive Business Days or for more than an aggregate of ten (10) Business Days in any 365-day period; (ii) in the case of a default in payment of the principal amount or accrued but unpaid interest thereon continuing for at least five (5) days of any of the Notes on or after the date such payment is due which default continues for five (5) Business Days after notice thereof; (iii) a default in the timely issuance of Common Shares upon the exercise of the Series B Warrants (“Warrant Shares”) in accordance with the respective terms thereof, which default continues for five (5) Business Days after the Company has received written notice informing the Company that it has failed to issue shares or deliver such Warrant Shares within the fifth day following the delivery of the Exercise Delivery Documents (as defined in the Series B Warrant) to the Company by the Holder; (iv) failure by the Company for ten (10) days after written notice has been received by the Company to comply with any other material provision of any of the Notes, any other Transaction Document, the Series B Warrants, the Warrant Purchase Agreement or any other agreement or instrument delivered by the Company pursuant to the Warrant Purchase Agreement; (v) a material breach by the Company of its representations or warranties in the Note Purchase Agreement or the Warrant Purchase Agreement; (vi) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries for in excess of $100,000 or for money borrowed the repayment of which is guaranteed by the Company or any of its Subsidiaries for in excess of $100,000, whether such indebtedness or guarantee now exists or shall be created hereafter; (vii) any Person alleges, claims or asserts that a default, or any event that may give rise to a right of acceleration prior to maturity, has occurred under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries for in excess of $100,000 or for money borrowed the repayment of which is guaranteed by the Company or any of its Subsidiaries for in excess of $100,000, whether such indebtedness or guarantee now exists or shall be created hereafter, (viii) a final judgment or judgments for the payment of money aggregating in excess of $100,000 are entered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry hereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or (ix) if the Company or any of its Subsidiaries is subject to any Bankruptcy Event.

(b) Remedies.  If an Event of Default occurs and is continuing with respect to any of the Notes, the Holder may declare all of the then outstanding Principal Amount of this Note and all other Notes held by the Holder, including any interest due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (vii), (viii) and (ix) of Section 4(a), this Note shall become due and payable without further action or notice.  In the event of such acceleration, the amount due and owing to the Holder shall be 120% of the outstanding Principal Amount of the Notes held by the Holder (plus all accrued and unpaid interest, if any). The Company shall pay interest on such amount in cash at the Default Rate to the Holder if such amount is not paid within seven (7) days of Holder’s request. The remedies under this Note shall be cumulative.

Section 6.   General.

(a) Payment of Expenses.  Each party agrees to pay all of its own reasonable charges and expenses, including attorneys' fees and expenses, which may be incurred by such party in connection with any litigation concerning this Note or its asserted breach.

(b) Savings Clause.  In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.  In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law.  If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the Principal Amount.  If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

(c) Amendment.  The Notes may not be amended or modified other than by a written instrument signed by the Required Holders; provided, however, no amendment or modification of the Principal Amount, the stated rate of interest, Maturity Date, Put Right or Section 3 hereof shall be effective without the consent of the Holder.

(d) Assignment, Etc.  Subject to limitations imposed by securities laws and the representations made by the Holder in the Note Purchase Agreement, the Holder may assign or transfer this Note to any transferee without the consent of the Company.  The Holder shall notify the Company of any such assignment or transfer promptly. Notwithstanding the foregoing, the Holder may not assign this Note unless together therewith it assigns a portion of the Series B Warrant exercisable for a number of Common Shares having an aggregate exercise price equal to the Principal Amount of this Note being assigned. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

(e) No Waiver.  No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.  Each and every right, remedy or power hereby granted to the Holder or allowed it by law the other Transaction Documents shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

(f) Governing Law; Jurisdiction.

(i) Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

(ii) Jurisdiction.  The parties agree that venue for any dispute arising under this Note will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts in New York County of the state of New York.  The Company consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it listed in the Note Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7(f) shall affect or limit any right to serve process in any other manner permitted by law.  The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(iii) NO JURY TRIAL.  THE COMPANY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE.

(g) Replacement Notes.  This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same.  No service charge will be made for such registration or exchange.  In the event that Holder notifies the Company that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than the Original Principal Amount), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note.

(h) Entire Agreement.  This Note and the Transaction Documents and, to the extent applicable, the Series B Warrants and the Warrant Purchase Agreement, including the exhibits attached thereto, do and will constitute the full and entire understanding and agreement between the Holder and the Company with respect to the subject matter hereof and thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the day and in the year first above written.

ANTS SOFTWARE INC.

By:	/s/ Joseph Kozak
Name: Joseph Kozak
Title: CEO

Schedule 1

Grid Schedule

Date of Surrender of Notes	Principal Amount Surrendered	Principal Accretion (if any)	Principal Amount1

____________________________

1 Principal Amount after giving effect to the Surrender of Notes and any Principal Accretion.